Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES EARLY
REDEMPTION OF 7.50% SENIOR NOTES DUE 2025
FRISCO, TEXAS, April 14, 2022 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today the early redemption of all of its outstanding 7.50% Senior Notes due 2025 (CUSIP Nos. 22304LAA8/U2201LAA1; and ISIN Nos. US22304LAA89/USU2201LAA18) (the "2025 Senior Notes"). The 2025 Senior Notes have an outstanding aggregate principal amount of $244.4 million and will be redeemed in full on May 15, 2022 (the "Redemption Date").
In accordance with the terms and conditions set forth in the indenture governing the 2025 Senior Notes, the Company will pay the redemption price of 101.875% of the principal amount of the 2025 Senior Notes for a total of approximately $249.0 million, and will pay any accrued and unpaid interest up to the Redemption Date.
Notices of redemption of the 2025 Senior Notes are being sent by the trustee to all currently registered holders of the 2025 Senior Notes.
The Company expects to fund this redemption by using cash on hand and borrowings under its revolving credit facility.
This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful.
About Comstock Resources
Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other documents filed with the Securities and Exchange Commission discuss important risk factors that could have a material effect on the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. The Company does not undertake any obligation to revise or update publicly any forward-looking statement.